Exhibit 99.4

HomeTrust Bancshares, Inc.

Marketing Materials

Table of Contents

1.	Dark Blue Sky Letter

2.	Dear Friend Letter

3.	Dear Member Letter

4.	Dear Prospective Investor Letter

5.	Question & Answer Brochure

6.	KBW Letter

7.	Proxy Reminder #1

8.	Proxy Reminder #2

9.	Read This First Letter

10.	Sample Website Messages

Dear Member:

We are pleased to announce that the HomeTrust Banking Partnership is converting from the mutual to stock form of organization, subject to approval by the members of HomeTrust Bank (including its partner banks of Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) at a Special Meeting of Members. HomeTrust Bank, including its partner banks, will be the wholly owned subsidiary of a newly formed stock holding company named HomeTrust Bancshares, Inc. In connection with the conversion, HomeTrust Bancshares, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

Please be advised that HomeTrust Bancshares, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities or other laws of your jurisdiction impractical for reasons of cost or otherwise. Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of HomeTrust Bancshares, Inc.

However, as a member of HomeTrust Bank, you have the right to vote on the Plan of Conversion of HomeTrust Bank at the Special Meeting of Members to be held on                     . Enclosed is a proxy statement describing the offering, your voting rights, and proxy cards. YOUR VOTE IS VERY IMPORTANT. Your proxy card(s) should be voted prior to the Special Meeting of Members on                     . You may vote by mail using the enclosed envelope, or follow the enclosed instructions to vote by Internet or Telephone. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

We invite you to attend the Special Meeting of Members on                     . Whether or not you are able to attend, please complete the enclosed proxy card(s) and return the proxy card(s) in the enclosed envelope.

Sincerely,

Ed Broadwell, Chairman and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

The enclosed prospectus is not an offer to you to buy the common stock described in the prospectus and is being provided only as part of the proxy statement for the Special Meeting.

We are pleased to announce that the HomeTrust Banking Partnership is converting from the mutual to stock form of organization, subject to approval by the members of HomeTrust Bank (including its partner banks of Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) at a Special Meeting of Members. HomeTrust Bank, including its partner banks, will be the wholly owned subsidiary of a newly formed stock holding company named HomeTrust Bancshares, Inc. In connection with the conversion, HomeTrust Bancshares, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

Because we believe you may be interested in learning more about an investment in the common stock of HomeTrust Bancshares, Inc., we are sending you the following materials which describe the conversion and stock offering.

PROSPECTUS: This document provides detailed information about HomeTrust Bank, including its partner banks’ operations and the proposed conversion and offering of HomeTrust Bancshares, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Eastern Time, on                     . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to HomeTrust Bank or its partner bank branch offices.

As a friend of HomeTrust Bank, you will have the opportunity to buy common stock directly from HomeTrust Bancshares, Inc. without paying a commission or fee.

If you have any questions regarding the offering, please call our information hotline at (    )     -         to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina. The stock information center will be open Monday, 12:00 noon to 5:00 p.m., Tuesday through Thursday, 9:00 a.m. to 5:00 p.m., and Friday, 9:00 a.m. to 12:00 noon. The stock information center will be closed on weekends and bank holidays.

Sincerely,

Ed Broadwell, Chairman and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Member:

We are pleased to announce that the HomeTrust Banking Partnership is converting from the mutual to stock form of organization, subject to approval by the members of the HomeTrust Bank (including its partner banks of Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) at a Special Meeting of Members. HomeTrust Bank, including its partner banks, will be the wholly owned subsidiary of a newly formed stock holding company named HomeTrust Bancshares, Inc. In connection with the conversion, HomeTrust Bancshares, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

To complete the conversion, we need your participation in an important vote. Enclosed are a proxy statement and a prospectus describing the Plan of Conversion and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section attached to the order form bearing your name and address. This proxy card should be voted prior to the Special Meeting of Members to be held on                     . You may vote by mail using the enclosed envelope, or follow the enclosed instructions to vote by Internet or Telephone. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

The Board of Directors believes the Conversion will offer a number of advantages, such as an opportunity for members of HomeTrust Bank and its partner banks to become stockholders of HomeTrust Bancshares, Inc. Please remember:

•	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

•	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

•	Members have a right, but not an obligation, to buy HomeTrust Bancshares, Inc. common stock and may do so without the payment of a commission or fee before it is offered to the general public.

•	Like all stock, shares of HomeTrust Bancshares, Inc.’s common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a detailed discussion of the conversion and stock offering. We urge you to read this document carefully. If you are interested in purchasing the common stock of HomeTrust Bancshares, Inc., your Stock Order and Certification Form and payment must be received by us before 12:00 noon, EasternTime, on                     .

If you have any questions regarding the offering, please call our information hotline at (    )     -         to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina. The stock information center will be open Monday, 12:00 noon to 5:00 p.m., Tuesday through Thursday, 9:00 a.m. to 5:00 p.m., and Friday, 9:00 a.m. to 12:00 noon. The stock information center will be closed on weekends and bank holidays.

Sincerely,

Ed Broadwell, Chairman and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Dear Prospective Investor:

We are pleased to announce that the HomeTrust Banking Partnership is converting from the mutual to stock form of organization, subject to approval by the members of HomeTrust Bank (including its partner banks of Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) at a Special Meeting of Members. HomeTrust Bank, including its partner banks will be the wholly owned subsidiary of a newly formed stock holding company named HomeTrust Bancshares, Inc. In connection with the conversion, HomeTrust Bancshares, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

We have enclosed the following materials that will help you learn more about an investment in the common stock of HomeTrust Bancshares, Inc. Please read and review the materials carefully.

PROSPECTUS: This document provides detailed information about HomeTrust Bank, including its partner banks’ operations and the proposed conversion and offering of HomeTrust Bancshares, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form is used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 noon, Eastern Time, on                     . Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to HomeTrust Bank or its partner bank branch offices.

We invite you and other community members to become stockholders of HomeTrust Bancshares, Inc. Through this offering, you have the opportunity to buy stock directly from HomeTrust Bancshares, Inc. without paying a commission or a fee.

If you have any questions regarding the offering, please call our information hotline at (    )     -         to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina. The stock information center will be open Monday, 12:00 noon to 5:00 p.m., Tuesday through Thursday, 9:00 a.m. to 5:00 p.m., and Friday, 9:00 a.m. to 12:00 noon. The stock information center will be closed on weekends and bank holidays.

Sincerely,

Ed Broadwell, Chairman and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

HomeTrust Bancshares, Inc. Logo

Proposed Holding Company for

HomeTrust Bank

Q&A GRAPHIC

QUESTIONS AND ANSWERS

ABOUT OUR CONVERSION

AND STOCK OFFERING

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

This pamphlet answers questions about the HomeTrust Bank conversion and stock offering. Investing in shares of common stock involves certain risks. For a discussion of these risks and other factors, including a detailed description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

GENERAL – THE CONVERSION

Our Board of Directors has determined that the conversion is in the best interests of HomeTrust Bank and its partner banks (including Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank), our customers and the communities we serve.

WHAT IS THE CONVERSION?

Under the Plan of Conversion (the “plan”), our organization is converting from the mutual to stock form of organization. As a result of the conversion, HomeTrust Bank, including its partner banks, will be the wholly owned subsidiary of a newly formed stock holding company named HomeTrust Bancshares, Inc.

After the conversion is completed, 100% of the common stock of HomeTrust Bancshares, Inc. will be owned by public stockholders.

WHY IS HOMETRUST BANK CONVERTING TO THE STOCK FORM OF ORGANIZATION?

The conversion to the stock holding company form of organization will enable HomeTrust Bank, inclucing its partner banks, to access capital through the sale of common stock by HomeTrust Bancshares, Inc. This additional capital will provide us with the flexibility to support internal growth through increased lending in the communities we serve, support future operational growth, support future branching activities and/or the acquisition of financial services companies as opportunities arise, implement more flexible capital management strategies and retain and attract qualified personnel.

WHAT EFFECT WILL THE CONVERSION HAVE ON EXISTING DEPOSIT AND LOAN ACCOUNTS AND CUSTOMER RELATIONSHIPS?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of HomeTrust Bank, including its partner banks of Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

WILL CUSTOMERS NOTICE ANY CHANGE IN HOMETRUST BANK’S OR ITS PARTNER BANKS DAY-TO-DAY ACTIVITIES AS A RESULT OF THE CONVERSION AND THE OFFERING?

No. It will be business as usual. The conversion is an internal change in our corporate structure. There are no planned changes to our Board of Directors, management, staff or branches at this time.

THE PROXY VOTE

ALTHOUGH WE HAVE RECEIVED CONDITIONAL APPROVAL, THE PLAN IS ALSO SUBJECT TO MEMBER APPROVAL.

SHOULD I VOTE TO APPROVE THE PLAN OF CONVERSION?

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. Your Board of Directors believes that converting to a public ownership structure will best support future growth and expanded services. Your “FOR” vote is very important! NOT VOTING HAS THE SAME EFFECT AS VOTING “AGAINST” THE PLAN OF CONVERSION.

WHY DID I GET SEVERAL PROXY CARDS?

If you have multiple accounts with HomeTrust Bank or one of its partner banks (Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank), you could receive more than one proxy card, depending on the ownership structure of your accounts. There are no duplicate cards – please vote all of the proxy cards you receive.

PLEASE SIGN AND RETURN ALL PROXY CARDS TODAY! INTERNET AND TELEPHONE VOTING IS AVAILABLE 24-HOURS A DAY.

HOW MANY VOTES DO I HAVE?

Depositors are entitled to one vote for each $100 on deposit and borrower members are entitled to one vote. No member may cast more than 1,000 votes. Proxy cards are not imprinted with your number of votes; however, votes will be automatically tallied by computer when returned to the Stock Information Center.

MAY I VOTE IN PERSON AT THE SPECIAL MEETING?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before the proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

MORE THAN ONE NAME APPEARS ON MY PROXY CARD, WHO MUST SIGN?

The names reflect the title of your accounts. Proxy cards for joint accounts require the signature of only one of the members. Proxy cards for trust or custodial accounts must be signed by the trustee or the custodian, not the listed beneficiary.

THE STOCK OFFERING AND PURCHASING SHARES

ARE HOMETRUST BANK AND ITS PARTNER BANKS’ MEMBERS REQUIRED TO PURCHASE STOCK IN THE CONVERSION?

No member or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of

HomeTrust Bank or its partner banks (Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank). The conversion will allow customers of HomeTrust Bank and its partner banks an opportunity to buy common stock and become stockholders of HomeTrust Bancshares, Inc.

HOW MANY COMMON SHARES ARE BEING OFFERED AND AT WHAT PRICE?

HomeTrust Bancshares, Inc. is offering up to 18,400,000 shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share.

WHO IS ELIGIBLE TO PURCHASE COMMON SHARES IN THE SUBSCRIPTION AND COMMUNITY OFFERINGS?

Pursuant to the Plan, non-transferable rights to subscribe for shares of HomeTrust Bancshares, Inc. common stock in the Subscription Offering have been granted in the following descending order of priority.

Priority 1 - DEPOSITORS WITH A MINIMUM OF $50 ON DEPOSIT AT HOMETRUST BANK OR ONE OF ITS PARTNER BANKS AT THE CLOSE OF BUSINESS ON NOVEMBER 30, 2010.

Priority 2 - OUR TAX-QUALIFIED EMPLOYEE STOCK OWNERSHIP PLAN.

Priority 3 - DEPOSITORS WITH A MINIMUM OF $50 ON DEPOSIT AT HOMETRUST BANK OR ONE OF ITS PARTNER BANKS AT THE CLOSE OF BUSINESS ON                     .

Priority 4 - DEPOSITORS WITH A MINIMUM OF $50 ON DEPOSIT AT HOMETRUST BANK OR ONE OF ITS PARTNER BANKS AT THE CLOSE OF BUSINESS ON                      AND EACH BORROWER AS OF JUNE 11, 1996 WHO’S BORROWING REMAINS OUTSTANDING AS OF             .

Shares of common stock not purchased in the subscription offering will be offered for sale to the general public in a direct Community Offering, with a preference given to natural persons and trusts of natural persons residing in the North Carolina counties of Buncombe, Cleveland, Davidson, Gaston, Haywood, Henderson, Polk, Rockingham and Rutherford.

Shares not sold in the Subscription and direct Community Offerings may be offered for sale through a Syndicated Community Offering to selected investors.

IF I SUBSCRIBE, WILL I RECEIVE STOCK?

Not necessarily. Your order does not guarantee that you will receive stock. This will depend on several factors such as the total number of shares ordered in the offering, your level of subscription priority, and your account balance at the applicable record date. If we receive order for more shares than we are offering, we may not be able to fully or partially fill your order. Shares will be allocated first to subscribers in the subscription offering in the order of priority set forth above.

HOW MANY SHARES MAY I BUY?

The minimum number of shares of common stock you may order is 25 shares. The maximum number of shares of common stock that can be ordered by an individual or through a single qualifying account is 150,000 shares, and no person by himself or with an associate or group of persons acting in concert may purchase more than 250,000 shares, as further discussed in the prospectus.

I HAVE CUSTODIAL ACCOUNTS WITH THE BANK FOR MY MINOR CHILDREN. MAY I USE THESE TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the minor child. A custodial account does not entitle the custodian to purchase stock in his or her own name.

I HAVE BUSINESS ACCOUNTS WITH THE BANK. MAY I USE THIS TO PURCHASE STOCK?

Yes. However, the stock must be purchased in the name of the business. A business account does not entitle the signatory to purchase stock in his or her own name. Funds used to purchase stock must also come from the business.

WILL THE COMMON STOCK BE INSURED?

NO. Like any common stock, the common stock of HomeTrust Bancshares, Inc. will NOT be insured.

HOW DO I ORDER THE COMMON STOCK?

You must complete and return the enclosed Stock Order and Certification Form, along with full payment. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by us (not postmarked) by 12:00 noon, Eastern Time, on                     , 2012. Delivery of an original stock order form (we reserve the right to reject copies or facsimiles) and full payment may be made by overnight courier to the address listed on the top of the stock order form, by hand-delivery to any of our full service banking locations, or by mail, using the Stock Order Reply Envelope provided. Please do not mail stock order forms to HomeTrust Bank or one of its partner bank branch offices.

HOW MAY I PAY FOR MY COMMON STOCK?

First, you may pay for common stock by check or money order made payable to HomeTrust Bancshares, Inc. These funds will be cashed upon receipt. We cannot accept wires or third party checks. HomeTrust Bank or one of its partner banks (Tryon Federal Bank, Shelby Savings Bank, Home Savings Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) line of credit checks may not be used.

Please do not mail cash!

Second, you may authorize us to withdraw funds from YOUR SAVINGS ACCOUNT or CERTIFICATE OF DEPOSIT at HomeTrust Bank or one of its partner banks. There is no penalty for early withdrawal from a certificate of deposit for the purposes of purchasing stock in the offering. You will not have access to these funds from the day we receive your order until completion or termination of the conversion. You may not designate withdrawal from HomeTrust Bank or one of its partner banks accounts with check-writing privileges. Please submit a check instead. Also, IRA or other retirement accounts held at HomeTrust Bank or one of its partner banks may not be listed for direct withdrawal. See information on IRAs below.

WILL I EARN INTEREST ON MY FUNDS?

Funds received during the offering will be held in a segregated account at HomeTrust Bank and will earn interest at a rate of 0.20% per annum from the day the funds are received until the completion of the offering. At that time, you will be issued a check for interest earned on these funds. If paid by authorizing a direct withdrawal from your HomeTrust Bank or one of the partner banks’ deposit account(s), your funds will continue earning interest within the account, at the applicable deposit account rate, until they are withdrawn.

CAN I PURCHASE STOCK USING FUNDS IN MY HOMETRUST BANK OR ONE OF THE PARTNER BANKS IRA?

Yes, but not directly. To do so, however, you must first establish a self-directed IRA at a brokerage firm and transfer the necessary funds from your IRA at HomeTrust Bank or one of its partner banks. Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time. Your ability to use such funds for this purchase may depend on time constraints, because this type of purchase requires additional processing time.

If you have a self-directed IRA and wish to use those funds, contact your broker as soon as possible. Whether you may use such funds for the purchase of shares in the stock offering may depend on time constraints and, possibly, limitations imposed by the brokerage firm or institution where your funds are held.

WILL DIVIDENDS BE PAID ON THE COMMON STOCK?

Following the offering, HomeTrust Bancshares, Inc.’s Board of Directors will have the authority to declare and pay dividends. However, no decision has been made with respect to the amount, if any, and timing of any dividend payments.

HOW WILL THE COMMON STOCK BE TRADED?

After the completion of the offering, HomeTrust Bancshares, Inc.’s stock is expected to trade on the Nasdaq Global Market under the symbol “            .” However, no assurance can be given that an active and liquid market will develop.

ARE EXECUTIVE OFFICERS AND DIRECTORS OF HOMETRUST BANK PLANNING TO PURCHASE STOCK?

Yes! The executive officers and directors of HomeTrust Bank plan to purchase, in the aggregate, $4,915,000 worth of stock or approximately 3.6% of the common stock offered at the minimum of the offering range.

MUST I PAY A COMMISSION?

No. You will not be charged a commission or fee on the purchase of common stock in the conversion. However, if you are purchasing through a brokerage account, your broker may charge fees associated with your purchase.

MAY I CHANGE MY MIND AFTER I PLACE AN ORDER TO SUBSCRIBE FOR STOCK?

No. After receipt your executed stock order form may not be modified, amended or rescinded without our consent, unless the offering is not completed by                     , in which event subscribers may be given the opportunity to increase, decrease or rescind their orders for a specified period of time.

IF I PURCHASE SHARES IN THE OFFERING, WHEN WILL I RECEIVE MY STOCK CERTIFICATE?

Our transfer agent, Registrar and Transfer Company, will send stock certificates by first class mail as soon as possible after completion of the stock offering. Although the shares of HomeTrust Bancshares, Inc. common stock will have begun trading, brokerage firms may require that you have received your stock certificate(s) prior to selling your shares. Your ability to sell the shares of common stock prior to your receipt of the stock certificate will depend on the arrangements you may make with your brokerage firm.

WHERE TO GET MORE INFORMATION

If you have any questions regarding the offering, please call our information hotline at (    )     -         to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting our stock information center located at our downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina. The stock information center will be open Monday, 12:00 noon to 5:00 p.m., Tuesday through Thursday, 9:00 a.m. to 5:00 p.m., and Friday, 9:00 a.m. to 12:00 noon. The stock information center will be closed on weekends and bank holidays.

To Members and Friends

of the HomeTrust Banking Partnership

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting the HomeTrust Banking Partnership in converting from the mutual to stock form of organization, subject to approval by the members of HomeTrust Bank, including its partner banks Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank. Upon completion of the conversion, HomeTrust Bank, including its partner banks, will be a wholly owned subsidiary of a newly formed stock holding company named HomeTrust Bancshares, Inc. In connection with the conversion, HomeTrust Bancshares, Inc. is offering shares of its common stock in a subscription and community offering pursuant to a Plan of Conversion.

At the request of HomeTrust Bancshares, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of HomeTrust Bancshares, Inc. common stock being offered to customers of HomeTrust Bank and its partner banks and various other persons until 12:00 noon, Eastern Time, on                     . Please read the enclosed prospectus carefully for a complete description of the stock offering. HomeTrust Bancshares, Inc. has asked us to forward the prospectus and accompanying documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the offering, please call the HomeTrust Bank information hotline at (    )     -         to speak to a representative of Keefe, Bruyette & Woods, Inc. Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time. You may also meet in person with a representative by visiting the HomeTrust Bank stock information center located at the HomeTrust Bank downtown Asheville office at 10 Woodfin Street, Asheville, North Carolina. The stock information center will be open Monday, 12:00 noon to 5:00 p.m., Tuesday through Thursday, 9:00 a.m. to 5:00 p.m., and Friday, 9:00 a.m. to 12:00 noon. The stock information center will be closed on weekends and bank holidays.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

<Date>

Dear Valued HomeTrust Bank Member:

We recently forwarded to you a proxy statement and related materials regarding a proposal to convert the HomeTrust Banking Partnership from the mutual to stock form of organization. This conversion will allow us to operate in essentially the same manner as we currently operate, but provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of today, your vote on our Plan of Conversion has not been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion. FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

If you have already voted, please accept our thanks and disregard this request. If you have not yet voted, we would sincerely appreciate you taking a moment to vote TODAY! You may vote by telephone, internet or by mail using the enclosed envelope. You may also drop off your signed proxy card(s) at any of our branch offices. If you received more than one proxy card, please vote all cards you received. Our meeting on                      is fast approaching and we’d like to receive your vote as soon as possible.

Voting “FOR” the conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage. For further information, please call our Stock Information Center at (    )     -        , Monday through Friday, between 10:00 a.m. and 6:00 p.m., Central Time.

Best regards and thank you,

Ed Broadwell, Chairman and Chief Executive Officer

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

VOTE REMINDER

PLEASE VOTE TODAY!

The HomeTrust Banking Partnership greatly values your opinion & support.

•   Your vote on the Plan of Conversion has not yet been received.

•   Not voting has the same effect as voting “against” the conversion.

There are four ways to cast your vote:

•   You may vote by telephone, internet, or mail using the enclosed envelope.

•   You may also drop off your signed proxy card(s) at any of our branch offices.

If you have already voted your proxy card(s), please accept our thanks and disregard this notice. For further information please call our information center at (    )     -

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in the HomeTrust Bancshares, Inc. stock offering include the following:

•

Know the Rules - By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•

“Neither a Borrower nor a Lender Be” - If someone offers to lend you money so that you can participate or participate more fully in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

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Watch Out for Opportunists - The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale, who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

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Get the Facts from the Source - If you have any questions about the securities offering, ask the bank for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Office of Comptroller of Currency

Guidance for Accountholders

HomeTrust Bancshares, Inc., the proposed holding company of HomeTrust Bank, is in the process of selling stock to the public, as part of its mutual-to-stock conversion. As an accountholder at HomeTrust Bank, including any of its partner banks (Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank), you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Comptroller of Currency Customer Assistance Group at (800) 613-6743. The OCC is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in the HomeTrust Bancshares, Inc. mutual-to-stock conversion offering. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving.

START OF OFFERING

HomeTrust Bank Website Message:

Plan of Conversion

Information

HomeTrust Bank, including its partner banks, is pleased to announce that materials were mailed on or about             , regarding our Plan of Conversion and the stock offering by HomeTrust Bancshares, Inc. If you were a depositor as of November 30, 2010,                     , or                     , or a borrower as of June 11, 1996 whose borrowings remain outstanding at                     , you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of HomeTrust Bank, including any of its partner banks (Tryon Federal Bank, Shelby Savings Bank, Home Saving Bank, Industrial Federal Bank, Cherryville Federal Bank and Rutherford County Bank) as of the                     , one or more proxy cards are included in your packet. We encourage you to return ALL proxy cards as promptly as possible.

Information, including a prospectus describing HomeTrust Bancshares, Inc.’s stock offering, was also enclosed. The subscription offering and direct community offering have commenced and will continue until 12:00 noon, Eastern Time, on                     , at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription offering and direct community offering, our best estimate at this time for trading of HomeTrust Bancshares, Inc. stock on the Nasdaq Global Market is                     . However, as described in the prospectus, it could be later. The stock will trade under the symbol “                    ”. We will keep you as informed as possible on this site.

Our telephone number at the Stock Information Center is (    )     -        .

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

END OF OFFERING

HomeTrust Bank Website Message

Stock Issuance Information

The HomeTrust Bancshares, Inc. stock offering closed on                     . The results of the offering are as follows:                                                             .

Interest and refund checks [if applicable] will be mailed to subscribers on or about                     ,             by regular mail to the name and address provided on the Stock Order and Certification Form submitted. No special mailing instructions will be accepted.

Allocations are available on KBW’s website. [If applicable] You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares: Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for HomeTrust Bancshares, Inc. will be Registrar and Transfer Company based in Cranford, New Jersey and the phone number for its Investor Relations Department is (800) 368-5948.

We anticipate trading to begin on or about                     ,             on the NASDAQ Global Market under the symbol “                    .”

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. An investment in the shares of common stock is subject to investment risks, including possible loss of the principal invested.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.